Exhibit 2.1

Liberty Resources Acquisition Corp.

CONFIDENTIAL

October 21, 2022

Markmore Energy (Labuan) Limited
Caspi Oil Gas LLP

43-G The Boulevard Mid Valley City
Lingkaran Syed Putra
59200 Kuala Lumpur
Malaysia

c/o: Tan Sri Halim Saad, Executive Chairman

Re:	Third Amendment to Acquisition Letter (“Third Amendment”)

Dear Tan Sri Halim Saad and Izbassrov Saurbay:

We refer to the Acquisition Letter, dated 16 May, 2022 from Liberty Resources Acquisition Corp. (the “Public Entity”) to Markmore Energy (Labuan) Limited (“Markmore”), as amended by that First Amendment to Acquisition Letter, dated August 5, 2022 and Second Amendment to Acquisition Letter, dated September 21, 2022 (as so amended, the “AL”), by and among the Public Entity, Markmore and Caspi Oil Gas LLP (“COG” or the “Company”) regarding the Public Entity’s offer to acquire Markmore’s wholly-owned subsidiary COG. Initially capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the AL.

A.            The first sentence of the third paragraph on page 9 of the AL is hereby amended and restated to read in its entirety as follows (it being understood that this change will result in a corresponding extension of the Exclusivity Period to November 15, 2022):

“We anticipate the completion of our due diligence of the Company by November 15, 2022, which date may be extended by mutual agreement to allow for completion of all the required reports and conditions to be met and reviewed by us (the “Due Diligence Period”).”

B.            Except as set forth herein, the AL shall remain in full force and effect in accordance with its terms.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Suite 500, 78 SW 7th Street

Miami, Florida 33130

United States of America

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Amendment.

Sincerely,

LIBERTY RESOURCES ACQUISITION CORP.

By:	/s/ Dato’ Maznah Binti Abdul Jalil

Name: Dato’ Maznah Binti Abdul Jalil
Title: Chief Executive Officer

By:	/s/ Dato’ Khalid bin Hj Ahmad

Name: Dato’ Khalid bin Hj Ahmad

Title: Chief Financial Officer

[Signature Page to Third Amendment to Acquisition Letter]

Accepted and agreed as of the date first written above.

MARKMORE ENERGY (LABUAN) LIMITED

By:	/s/ Tan Sri Halim Saad

Name: Tan Sri Halim Saad
Title: Executive Chairman

CASPI OIL GAS LLP

By:	/s/ Izbassrov Saurbay

Name: Izbassrov Saurbay
Title: General Director

[Signature Page to Third Amendment to Acquisition Letter]